Exhibit 4.6

Contract No. Zhong Lv Bao Zhi Zi 2011 No. 009-2

Counter Security Pledge Contract

Pledger (Party A): Daqing Borun Biotechnology Co., Ltd.

Pledgee (Party B): Zhong Lv Credit Guarantee Co., Ltd.

Pledger: Daqing Borun Biotechnology Co., Ltd. (hereinafter referred to as “Party A”)

Address: Jubao Village, Zhusan County, Datong District, Daqing Municipality, Heilongjiang Province

Legal representative: WANG Jinmiao

Contact phone number: 0536-54556688

Fax:

Pledgee: Zhong Lv Credit Guarantee Co., Ltd. (hereinafter referred to as “Party B”)

Address: Floor 10, No. 2 Chaoyangmen North Avenue, Dongcheng District, Beijing Municipality

Legal representative: WEI Zhenming

Contact phone number: 010-6551 1601

Fax: 010-6551 1606

Whereas Party B has entered into a Trust Security Contract (Contract No.: Zhong Lv Wei Bao Zi 2011 No. 009) (hereinafter referred to as “Security Contract”) with Daqing BoRun Biotechnology Co., Ltd. (hereinafter referred to as “Principal Debtor”);

Whereas Party B has entered into a Guarantee Contract (Contract No. 23060500-2011 Qing Ying (Bao) Zi No. 0010) (hereinafter referred to as “Guarantee Contract”) with Agricultural Development Bank of China, Daqing Branch (hereinafter referred to “Principal Creditor”). Under the Guarantee Contract, Party B provides security for a loan of short-term working capital for industry leading enterprises at the amount of RMB 50 million under a Loan Agreement between the Principal Debtor and the Principal Creditor (Contract No: 23060500-2011 (Qing Ying) Zi No. 0012)(hereinafter referred to as “Principal Contract”).

In order to secure the realization of Party B’s security creditor’s rights, Party A hereby provides a pledge as counter security. To clarify the two parties’ rights and obligations, based on General Principles of the Civil Law, Contract Law of the People’s Republic of China, Security Law of the People’s Republic of China, Property Law and related laws, regulations and judicial interpretations, Party A and Party B enter this contract through consultation.

The “Pledge” in this contract refers to pledge of movables and pledge of rights under the Security Law; “Pledged Assets” refers to movable properties and rights (vouchers) that are permitted to be pledged under the Security Law.

Article 1 Party A’s Presentations and Covenants

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1.1	Party A has the legal qualification of Pledger pursuant to laws and regulations.

1.2	Party A is willing to provide Pledge of stock of corn of 20,000 tons, to which Daqing BoRun Biotechnology Co., Ltd. enjoys proprietary rights or disposing rights, as counter security, and obtain registration. Pledged Assets are specified in the List of Pledged Assets (as attached) under this contract, which constitutes an integral part of this contract. This contract expresses the authentic intents of the parties. In case of any circumstances that Party B bears security liabilities and exercises recourse right to the Principal Debtor, Party A will bear counter security liabilities by the Pledged Assets to protect Party B’s interests according to laws.

1.3	The Pledged Assets under this contract are permitted by laws to be used for Pledge, so that Party B’s pledge rights are ensured to be realized smoothly.

1.4	Party B enjoys priority right of compensation to the Pledged Assets under this contract according to laws; in addition, if Party A pledges its entire equity interests, Party A shall also bear the compensation liabilities with all the assets owned by it (regardless of location).

1.5	Party A’s execution of this contract complies with relevant laws, regulations and its internal rules; Party A’s Pledge of the Pledged Assets under this contract has obtained internal consent of Party A and approval from relevant governmental authorities.

1.6	Party A shall obtain the consent on the foregoing Pledge issue from the shareholders’ meeting (board of directors) of the Principal Debtor within five working days after this contract’s execution, meanwhile go through registration formalities with relevant governmental authorities or deliver the Pledged Assets to Party B’s possession, and deliver certificate of rights to Party B’s custody.

Article 2 Scope of Counter Security Pledge

2.1 The principal, interests, penalty interests (overdue interests), compound interests, compensations for losses, liquidated damages of debtor, expenses of pledging assets and expenses incurred to the Principal Creditor for realizing creditor’s rights etc., which shall be borne by Party B to the Principal Creditor according to the Security Contract as security liabilities, as well as repaid money use fee which shall be paid by the Principal Debtor to Party B. Repaid money use fee shall be calculated on the basis of all debts repaid by Party B at the rate of 0.05% per day since the repayment day.

2.2 Security fee, overdue interests, other expenses etc. under the Security Contract;

2.3 After Party B repays the amount under the Principal Contract for the Principal Debtor, interests, penalty interests, liquidated damages, compensations for losses and other expenses (including but not limited to attorney’s fee, litigation (arbitration) fee, travel and accommodation cost, investigation fee, appraisal fee, evaluation fee, translation fee, subsidy for witness etc.) incurred by Party B when exercising recourse right with relevant debtors;

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2.4 Expenses arising from Party B realizing the pledge right under this contract, including but not limited to: litigation fee, arbitration fee, property preservation fee, attorney’s fee, evaluation fee, auction fee, enforcement fee, agency fee, notary fee, consultation fee, travel and accommodation cost, investigation fee, appraisal fee, translation fee and subsidy for witness etc.

Article 3 Delivery of Pledged Assets

3.1 Pledged Assets under this contract shall be delivered by Party A to Party B’s custody simultaneously with execution of this contract. Party A shall expressly inform Party B of any flaw of the Pledged Assets. If Party A fails to deliver the Pledged Assets at the prescribed time and therefore causes losses to Party B, Party A shall undertake compensation liabilities.

3.2 If the Pledger provides Pledge by properties it indirectly possesses, the pledge contract is deemed delivered when a written notice is delivered to the possessor. If the possessor still disposes of the Pledged Assets according to the Pledger’s direction after the possessor receives the notice of pledge, such behavior is invalid.

3.3 In case of discrepancy between the prescribed Pledged Assets and the actually delivered Pledged Assets, this contract only becomes effective when all prescribed Pledged Assets are delivered.

3.4 Pledge right of movables effects to the accessory things and statutory fruits. Accessory things must be delivered to Party B simultaneously.

3.5 If the Pledge is provided by money order, cheque, promissory note or company’s bond, they are only be able to be delivered after endorsed by the Pledger and Pledgee with the sign of “Pledge”.

Article 4 Agreements on Pledged Assets

4.1 Please refer to the List of Pledged Assets for details of the Pledged Assets.

4.2 The value of Pledged Assets agreed upon by the two parties at the execution of this contract shall not be the basis of evaluation when Party B disposing of such Pledged Assets and shall not impose any restriction on Party B’s exercise of the pledge right.

4.3 Party A shall provide Party B certification documents indicating that the Pledged Assets are legally owned by Party A or under Party A’s rightful disposition.

4.4 If Party A provides the pledge of charging rights to Party B, Party A shall open a charging account for special fund and special usage at a bank designated by Party B before the execution of this contract. All charges shall be remitted to such account. After Party B obtains the recourse right to Party A, it has the right to be compensated in priority from the whole fund in such account. Please refer to article 13 of this contract “Other Issues Agreed upon by the Two Parties” for details.

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4.5 After the Principal Debtor fully repays the principal debt and Party B’s security liabilities are relieved, Party B shall timely return the Pledged Assets and other related materials to Party A, or release the supervision and management to the charging account.

4.6 Where laws and regulations stipulate or the two parties agree that registration of pledge is required, the two parties shall go through the registration formalities of pledge with relevant local pledge registration authorities within 15 days after this contract’s execution.

4.7 In case of any change to the registered items of pledge and modification registration is legally required; the two parties shall go through modification registration formalities with relevant local pledge registration authorities within 15 days after the change of registered items.

Article 5 Insurance

5.1 Within 15 days after this contract’s execution, Party A shall obtain property insurances of fundamental and additional risks for the Pledged Assets from related insurance company; insurance period shall not be shorter than the duration of counter security; insurance amount shall not be lower than the evaluation of Pledged Assets; the insurant shall be Party B and the insurance policy shall be kept by Party B.

5.2 If Party B can not be made insurant, it shall be indicated in the insurance policy that Party B shall collect the insurance compensation in case of insurance claim, and no provision in the insurance policy could restrict Party B’s rights and benefits.

5.3 During the term of this contract, Party A shall not suspend or terminate the insurance policy for any reason.

5.4 During the term of this contract, in case of any insurance accident happened to the Pledged Assets, the insurance compensation shall be used for prior repayment to Party B, and Party B may use it for prior repayment to the Principal Creditor, or keep it as security fund, or use it to restore the value of the Pledged Assets.

Article 6 Realization of the Pledge Right

6.1 If the Principal Debtor fails to repay the principal, interests and other related expenses to the Principal Creditor according to the Principal Contract, upon Party B’s partial or full repayment for the Principal Debtor of the foregoing amount to the Principal Creditor, Party B has the right to realize the right of pledge and dispose of the Pledged Assets for compensation to the amount repaid by Party B.

6.2 When realizing the right of pledge, Party B has the right to, according to laws, use the Pledged Assets in discount to set off the debt or sell the Pledged Assets at an auction or otherwise in order to be compensated in priority from the selling proceeds, or directly become compensated in priority from the fund of the special charging account.

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6.3 Where Party A provides the Pledge by the charging right, Party A may ordinarily dispose of the fund of the charging account. In case of the Principal Debtor’s failure to repay pursuant to contract, Party B will control the charging account and Party A may dispose of the fund of the charging account only after obtaining Party B’s written permit. If the Principal Debtor fails to repay the loan and Party B undertakes security liabilities to the Principal Creditor, Party B has the right to forbid Party A’s disposition of the fund of the charging account and to apply for property preservation to the charging account according to laws.

6.4 When Party B disposes of the Pledged Assets pursuant to this contract, Party A shall provide cooperation and shall not pose any obstacles

6.5 Before Party B recovers the full repaid amount from the Principal Debtor, Party B constantly enjoys the pledge right and Party A is constantly imposed the security liabilities of pledge.

Article 7 Prior Repayment or Escrow

7.1 In case of any change due to objective circumstances, the Pledged Assets shall be reasonably and timely treated pursuant to the following provisions in order to ensure the maximization of the Pledged Assets’ values. The following circumstances are included but not limited to:

7.1.1 Where value of the Pledged Assets may be impaired because of the nature of the Pledged Assets (except for natural impairment), Party A has the obligation to provide security corresponding to the impaired value, otherwise Party B has the right to dispose of the Pledged Assets in order to make prior repayment for the secured creditor’s right or make it in third party’s escrow. Escrow expenses shall be borne by Party A.

7.1.2 During the term of the contract, if Party A needs to transfer the pledged rights (including charging right), Party B’s written consent is required, and the obtained proceeds of transfer and license shall be used to make prior repayment for the secured creditor’s right or make it in third party’s escrow. Escrow expenses shall be borne by Party A.

7.2 Unless otherwise specifically agreed by the two parties, the foregoing escrow organ shall be a notary organ designated by Party B.

Article 8 Party A’s Right and Obligation

8.1 To bear related expenses and expenditure under this contract, including but not limited to the expenses for attorney’s service, property insurance, appraisal, evaluation, registration, ownership transfer, safekeeping, escrow and litigation.

8.2 If any of the following circumstances occur to Party A, it is obliged to inform Party B in writing 30 days beforehand:

j change of operation mechanism, such as contracting, lease, joint venture, merger, split-up, cooperation with foreign investors etc;

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k change of business scope and registered capital, change of the nature of legal person;

l involving economic disputes and litigations;

m disputes relating to the Pledged Assets;

n suspension, dissolution, rectification, legal person qualification or business operation permit being cancelled;

o change of domicile, telephone, legal representative etc.

8.3 Party A agrees that in the duration of counter security, Principal Creditor or Party B may transfer the creditor’s right to third party without prior written consent of Party A, and Party A shall continue to bear security liabilities of pledge within the original scope of pledge.

8.4 After the execution of this contract, in case company change circumstances such as merger and split-up occur to Party B, Party A shall continue to bear security liabilities to the assignee of this contract’s rights by the Pledged Assets within the original scope of pledge.

Article 9 Party B’s Rights and Obligations

9.1 In case of the occurrence of any item within the scope of pledge under Article 3 of this contract, Party B has the right to dispose of the Pledged Assets under this contract.

9.2 Party B has the right to request assistance from Party A lest the pledge right is impaired by any third party.

9.3 After fully repaying the debts within the scope of pledge under this contract with the proceeds from Party B’s disposition of the Pledged Assets, remaining proceeds (if any) shall be returned to Party A.

9.4 In the duration of the pledge right, upon the Pledger’s consent, Party B may reasonably use the Pledged Assets. In case the Pledged Assets is damaged because of Party B’s improper use, Party B shall bear corresponding compensation liabilities.

Article 10 Liabilities for Breach of Contract

10.1 In case of this contract’s ineffectiveness or other consequence due to Party A’s fault, Party A shall pay liquidated damages at the amount of 10% of the secured amount actually borne by Party B at the mature date of the Principal Contract. In addition, in case of any loss incurred by Party B because of the repayment for Party A, Party A shall bear all compensation liabilities.

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10.2 Both Party A and Party B shall perform the obligations under the contract. If any party fails to fully or partially perform the obligations under this contract, such party shall bear corresponding breaching liabilities and compensate any loss of the other party arising therefrom.

10.3 In case of any of the following circumstances, Party B has the right to refuse to execute the Guarantee Contract for the Principal Creditor or to unilaterally terminate the Guarantee Contract, and all legal liabilities arising therefrom shall be borne by Party A:

j Party A fails to deliver the Pledged Assets to Party B pursuant to the contract;

k Party A fails to open a charging account for special fund and special usage and maintain the agreed balance of the account pursuant to the contract;

l Party A’s pledge of the foregoing Pledged Assets fails to obtain the approval from relevant governmental authorities and therefore this contract fails to become effective;

m this contract fails to become effective because pledge registration can not be obtained.

Article 11 Effectiveness of the Contract

11.1 This contract becomes effective on the date when the Pledged Assets is delivered to Party B with the two parties’ signatures and official seals.

11.2 If approval and registration formalities are required to be gone through by relevant laws and regulations, this contract shall become effective on the date when the approval is obtained from relevant governmental authorities and pledge registration is completed with relevant pledge registration organ.

Article 12 Dispute Resolution

12.1 The execution, effectiveness, interpretation, performance and dispute resolution of this contract are governed by the laws of the people’s republic of china.

12.2 Disputes between Party A and Party B arising from the performance of this contract shall be resolved through the two parties’ negotiation; if the negotiation fails to resolve the dispute, a lawsuit shall be filed with the people’s court of Party B’s location.

Article 13 Other Issues Agreed upon by the Two Parties

13.1 In case Party A fails to perform or fully perform security liabilities, Party B may apply for enforcement according to laws.

13.2 ___________________________________/ _____________________________________

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13.3__________________________________ / _________________________________

Article 14 Schedules

14.1 Schedules of this contract are an integral part of this contract and have the same legal effect to this contract.

14.2 Schedules of this contract include: ■List of Pledged Assets; ■Resolution of Shareholders’ Meeting (Board of Directors); ■Certification of Equity Interests;

☐Others________________________ / ______________________

Article 15 Miscellaneous

14.1 This contract is executed in three counterparts. Party A, Party B and registration authorities will hold each one of them. The counterparts of the contract have the same legal effect.

Article 16 Special Attention

Party B has requested for Party A’s attention to make full and accurate understanding of the meaning and legal consequence of each provision of this contract, and has explained corresponding provisions at the request of Party A. The two parties do not have disagreement on the understanding of the provisions of this contract. If Party A is a natural person who has spouse, Party A’s pledge shall obtain consent from its spouse, who has fully learned about and understand all the provisions of this contract.

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Official Seal of Party A (Pledger):

Legal Representative (signature):

(Or Authorized Agent)

Official Seal of Party B (Pledgee):

Legal Representative (signature):

(Or Authorized Agent)

July 1, 2011

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Under the Counter Security Pledge Contract (Contract No. Zhong Lv Bao Zhi Zi 2011 No. 009-2):

List of Pledged Assets

Unit: RMB10000
No.	Name of Pledged Assets	Model	Unit	Quantity	Status of Pledged Assets	No. of Right’s Voucher	Original Value of Pledged Assets	Determined Value of Pledged Assets	Remark

1	Stock of corn of Daqing BoRun Biotechnology Co., Ltd.		Ton	20000

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Aggregate Amount:		——	——	———-	———-	———-			———

Pledger (official seal):	Pledgee (official seal):

Legal Representative (signature):	Legal Representative (signature):

(Or Authorized Agent)	(Or Authorized Agent)

July 1, 2011	July 1, 2011

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